STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the six million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2018.

Dated this 7th day of November, 2017.

The Aquila Group of Funds

/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

		Minimum
	Total Assets	Bond
Trust	09/30/16	Required

Aquila Funds Trust, consisting of:
Aquila Three Peaks High Income Fund	$231,377,329.54
Aquila Three Peaks Opportunity Growth Fund	624,858,696.87
	$856,236,026.41	$1,000,000

Aquila Municipal Trust, consisting of:
Aquila Churchill Tax-Free Fund of Kentucky	$244,234,508.21
Aquila Narragansett Tax-Free Income Fund	246,936,434.67
Aquila Tax-Free Fund of Colorado	321,174,841.51
Aquila Tax-Free Fund For Utah	410,491,744.40
Aquila Tax-Free Trust of Arizona	288,880,784.27
	$1,511,718,313.06	$1,500,000

Capital Cash Management Trust	1,001	50,000

Churchill Cash Reserves Trust	1,002	50,000

The Cascades Trust	649,278,704.56	900,000

Hawaiian Tax-Free Trust	746,814,403.21	900,000
	$3,764,049,450.24	$4,400,000